Exhibit 10.98

MEDBOX, INC.

DIRECTOR RETENTION AGREEMENT

THIS MEDBOX, INC. DIRECTOR RETENTION AGREEMENT (“Agreement”) is entered into by and between, on one hand, Medbox, Inc., a Nevada corporation with principal executive offices in California (‘‘Medbox” and or “Company”) and, on the other hand, Manuel Flores (“Director”) as of October 28, 2015. Medbox and Director are sometimes referred to herein, from time to time, collectively, as the “Parties.”

Recitals

WHEREAS, Director has been elected as a member of the board of directors of Medbox for a term beginning as of October 28, 2015;

WHEREAS, Director has agreed to serve as a member of the board of directors of Medbox for the aforementioned term and subject to its in-force articles and bylaws and governing law; and,

WHEREAS, Medbox wishes to compensate and arrange for compensation for Director as consideration for his expected service as a member of the board of directors of Medbox.

Terms And Conditions

NOW THEREFORE, in consideration of the mutual promises, agreements and or covenants set forth in this Agreement, the Parties agree as follows:

1. Services Provided By Director. Director agrees to serve as a member of the board of directors of the Company (the “Board”) and, subject to his election thereto, any committee of the Board comprised of Company Board members (“Committee”) as may be formed and as to which he may be elected, and to provide those services (the “Services”) required of a director and, as may be the case Committee member under the Company’s articles and bylaws (“Articles and Bylaws”), as both may be amended from time to time, and under the corporate law of the State of Nevada, the federal securities laws and other state and federal laws and regulations, as may be applicable. Presently, Director is a member of the following board committees: audit (Chairman), compensation (member), governance (member) and nominating (member). It is contemplated that Director will provide guidance to the Company regarding government, industry regulation and other matters within his experience and background, and the Director agrees to be available as the Company needs his time, as requested by the President and Interim CEO and Chairman of the Board.

2. Nature of Relationship. Director will not be deemed an employee of the Company.

3. Company Information. The Company will supply to Director, at the Company’s expense:

(a) periodic briefings on the business and operations of the Company;

(b) director packages for each Board and Committee meeting, at a reasonable time before each meeting;

(c) copies of minutes of all stockholders’, Board and Committee meetings;

(d) any other materials that are required under the Articles and Bylaws or the charter of any Committee on which the Director serves; and,

(e) any other materials which may, in the reasonable judgment of Director, be necessary or desirable for performing the Services.

4. Representations, Warranties and Covenants of Director.

(a) Director represents and warrants that the performance of the Services will not violate any written agreement to which Director is a party;

(b) If in the reasonable discretion of the Director, a potential conflict of interest regarding his other work comes to the attention of Director, Director agrees to disclose same to the Company in a timely manner; and,

(c) Director further agrees that he will comply with all applicable state and federal laws and regulations.

5. Director Compensation.

5.1 Monthly Director Fee. The Company shall pay Director a fee of $5,000 per month during the term of this Agreement, and as otherwise provided herein, payable monthly on a day of the month established by the Company so as to be convenient to its affairs, but which shall be consistent each month, from month to month.

5.2 Reasonable and Customary Expenses. The Company will reimburse Director for reasonable and customary expenses incurred in the performance of the Services for travel (coach airfare paid by Company and any upgrades paid by Director), lodging, meals and otherwise promptly, but in no event later than fifteen business days, upon submission of invoices and receipts for such expenses in a commercially reasonable form.

5.3 Stock. Director shall receive stock from the Company as set forth herein specifically below, which shall be in accord with any applicable stock plan of the Company’s in force and effect as of the date of this Agreement, and the Director shall be permitted to sell stock in the Company owned by the Director in accord with the Company’s applicable Insider Trading Policy, and any other applicable plan or policy, and in accord with Director’s Sales Plan (a true and correct copy of which is attached hereto as Exhibit A).

More specifically, the Director will be granted 325,000 shares of Company common stock for each calendar quarter during which such member continues to serve on the Board. The Director will have the option of accepting the grant in restricted stock or restricted stock units (RSU’s). Such payments of stock or RSU’s shall be made within 30 days following the end of each calendar quarter. Any Board member who joins or leaves the Board during a calendar quarter shall be paid a prorated amount of stock for such quarter. A Board member must continue to serve on the Board through the last day of a calendar quarter in order to earn and receive any compensation for that quarter.

Director shall have the right to implement a 10 b 5-1 Sales Plan by providing a plan to the Company for its consent, which the Company agrees to approve provided that any such plan otherwise conforms to the other Directors’ Sales Plan. The Sales Plan should be in effect for a period of time no greater than the Director’s then existing term as a Director of the Company.

6. Indemnification and Insurance.

(a) The Company shall indemnify the Director to the fullest extent of the law and its articles and bylaws then in effect, and further in accord with the Company’s broadest outstanding form of indemnification agreement;

(b) In addition, the Company shall, at its expense and immediately upon execution of this Agreement, if that has not already occurred, cause Director to be covered as an insured under a directors’ and officers’ liability insurance policy commercially reasonable as to coverage limitations and amounts, taking into account the Company’s business and stage of development, but with at least $2 million in aggregate limits; provided, however, that the Company will make good faith efforts to explore and put in place a policy with higher coverage limits at the renewal stage.

7. Term and Termination.

(a) This Agreement shall be effective beginning as of October 28, 2015 until March 31, 2017. If elected for an additional term beyond March 31, 2017, this Agreement will remain in full force and effect until March 31, 2018.

(b) This Agreement shall automatically terminate upon the death or disability of Director or upon his resignation or removal from the Board. For purposes of this Section 7(b), “disability” shall mean the inability of Director to perform the Services for a period of at least 90 consecutive days, as determined by the Company’s board of directors.

(c) In the event of any termination of this Agreement, Director agrees to return any materials received from the Company pursuant to Section 3 (“Company Information”) of this Agreement except as may be necessary to fulfill any outstanding obligations hereunder, if any, and as to those, those shall be returned promptly upon completion of said obligations. Director agrees that the Company has the right of injunctive relief to enforce this provision without need to show irreparable harm, immediacy of harm and without posting any bond.

(d) Upon termination of this Agreement, the Company shall promptly pay Director all unpaid, but due, fees and expense reimbursements accrued through the date of termination, if any.

8. Confidentiality, Inventions and Non-Competition.

Director agrees to keep all Company Information provided to him or learned by him in connection with his Service on the Board confidential, subject only to applicable mandatory legal disclosure requirements. Further, any inventions related to the Company’s business regarding which the Director provides advice, input, direction or Services shall belong exclusively to the Company. And, Director agrees not to compete with the Company during the term of this Agreement and for a period of two years after his Board Services terminate. Director agrees that the Company has the right of injunctive relief to enforce this provision without need to show irreparable harm, immediacy of harm and without posting any bond.

9. Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior, express written consent of the other party.

10. General.

10.1 Governing Law. Except as to matters concerning arbitration, and the separable arbitration provision set forth in this Agreement, which shall be governed by California law, this Agreement shall otherwise be governed by and construed in accordance with and governed by the laws of the State of Nevada without giving effect to the conflict of law principles of the said state.

10.2 Notices. In order to be effective, all notices and other communications required or permitted hereunder must be in writing and must be delivered by hand or by overnight courier, or certified mail, return receipt requested as follows:

If to the Company:

Mail/delivery address:

Medbox, Inc.

Attention: Jeffrey Goh, Chief Executive Officer

600 Wilshire Blvd. Suite 1500

Los Angeles, Ca 90017

If to Director:

Mail/delivery address:

Each party may furnish an address substituting for the address given above by giving notice to the other party in the manner prescribed by this Section 10.2 (“Notice”). All notices and other communications will be deemed to have been given upon actual receipt by (or tender to and rejection by) the intended recipient or any other person at the specified address of the intended recipient.

10.3 Disputes. In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant to either the JAMS Streamlined (for claims under $250,000.00) or the JAMS Comprehensive (for claims over $250,000.00) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure. A sole neutral arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if it no longer exists, from a List supplied by the ADR Services. Inc., in Los Angeles, California (“ADR”) following written request by any party hereto. If the parties hereto after notification of the other party(-ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or ADR, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”). The arbitration shall take place in Los Angeles County, California, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator. Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect, and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of ADR then in effect. The preceding choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction. The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, as well as its costs and expenses. The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance.

10.4 Severability. In the event that any provision of this Agreement is held to be unenforceable under applicable law, this Agreement will continue in full force and effect without such provision and will be enforceable in accordance with its terms.

10.5 Construction. The titles of the sections of this Agreement are for convenience of Reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or

“including without limitation,” and (e) references to “hereunder,” “herein” or “hereof’ relate to this Agreement as a whole. Any reference in this Agreement to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or Agreement as it may be modified, varied, amended or supplemented from time to time.

10.6 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements and understanding other than this Agreement relating to the subject matter hereof.

10.7 Amendment and Waiver. This Agreement may be amended only by a written agreement executed by the parties hereto. No provision of this Agreement may be waived except by a written document executed by the party entitled to the benefits of the provision. No waiver of a provision will be deemed to be or will constitute a waiver of any other provision of this Agreement. A waiver will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver.

10.8 Counterparts. This Agreement may be in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MEDBOX, Inc.

By:	/s/ Jeffery Goh
Name:	Jeffery Goh
Title:	Interim CEO and President

DIRECTOR:

By	/s/ Manuel Flores
Manuel Flores